 Exhibit 99.3

LetTER Agreement

K 1 Holding Limited

125040 Russia Moscow, Leningradskiy prospect, 30/2

Attention: Vyacheslav Lukashev

Re: Shares Transfers and Loan

This letter agreement is dated as of December 5, 2013 (the "Effective Date"). Reference is made to that certain Joint Venture Agreement, dated April 6, 2012, by and between Net Element, Inc. (a predecessor to Net Element International, Inc.) ("NETE") and Mr. Igor Yakovlevich Krutoy ("Krutoy"). Reference is also made to MUSIC 1 LLC, a limited liability company registered under the laws of Russian Federation (“Music1“), having the authorized charter capital in the amount of 10,000 (Ten Thousand) Russian Rubles. Net Element Russia LLC, a limited liability company registered under the laws of Russian Federation ("Net Element Russia") currently owns a participation interest in Music1 representing 67% of its charter capital. K 1 Holding Limited, a company organized under the laws of British Virgin Islands ("K1 Holding"), currently owns a participation interest in Music1 representing 33% of its charter capital. Krutoy currently beneficially owns 333,333 shares of common stock of NETE (the "Current Shares").

The parties hereby agree as follows:

1.	On the Effective Date, K1 Holding shall lend to NETE US$2,000,000 (the "Loan") on the terms and conditions and pursuant to the Promissory Note dated as of the Effective Date.

2.	On the Effective Date, K1 Holding shall enter into a consulting services agreement with NETE under which K1 Holding will provide consulting services during the term of two (2) years (the "Services") under the terms and conditions as set forth in the Services Agreement dated as of the Effective Date.

3.	In consideration for the above,

a.	Subject to NETE stockholders approval at the 2013 annual stockholders meeting, NETE shall issue to K1 Holding as soon as practically possible after such meeting but not later than December 31, 2013 such number of restricted shares of common stock of NETE that would equal four percent (4%) of the total issued and outstanding shares of common stock of NETE at the time of such issuance (the "New Shares"). The portion of the New Shares with the market value of One Million U.S. Dollars (US$1,000,000) at the time of such issuance shall be allocated as the consideration for the Loan, and the balance of the New Shares shall be allocated as consideration for the Services.

b.	Subject to NETE stockholders approval at the 2013 annual stockholders meeting, TGR Capital, LLC, a Florida limited liability company and a significant stockholder of NETE ("TGR"), shall assign and transfer to K1 Holding such number of restricted shares of common stock of NETE currently owned by TGR as shall be needed to bring joint K1 Holding and Krutoy's aggregate beneficial ownership of common stock of NETE (together with the Current Shares and New Shares) to ten percent (10%) in the aggregate of the total issued and outstanding shares of common stock of NETE at the time of such transfer (the "Share Transfer"). Subject to the first sentence in this paragraph 3(a), the Share Transfer shall be made as soon as practicable after the 2013 annual NETE stockholders meeting but not later than December 31, 2013. All of the shares of NETE common stock transferred to K1 Holding pursuant to the Share Transfer shall be allocated as consideration for the Services.

4.	In connection with the issuance of the New Shares and the Share Transfer and as a condition to the issuance of the New Shares and the Share Transfer, K1 Holding hereby provides to NETE and TGR the representations and warranties set forth in Exhibit A hereto.

5.	The issuance of the New Shares shall satisfy all obligations to issue any shares or any other equity interest in NETE or its predecessors or successor to Krutoy or his affiliates under any previous agreements.

This letter agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. No party hereto may, without the prior written consent of the other party hereto, assign or otherwise transfer, in whole or in part, any of its rights and obligations under this letter agreement. Except as expressly provided for herein, nothing in this letter agreement shall confer any rights upon any person that is not a party hereto or the successor or permitted assignee of a party to this letter agreement. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

[Signatures are on next page.]

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Please indicate your consent to the terms of this letter agreement by signing and dating this letter agreement and returning it to the undersigned.

TGR Capital, LLC

/s/ Mike Zoi
Mike Zoi, Manager

Agreed and accepted by:

NET ELEMENT INTERNATIONAL, INC.

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title:	CEO

K 1 Holding Limited

By:	/s/ Andreas Moustras
Name:	Andreas Moustras
Title:	Director

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Exhibit A

Representations and Warranties

As a condition to the issuance of the New Shares and the Share Transfer to K1 Holding, K1 Holding hereby represents and warrants to NETE and TGR as follows:

K1 Holding acknowledges that the issuance and transfer to it of the shares of common stock of NETE representing both the New Shares and the shares to be transferred to K1 Holding pursuant to the Share Transfer (collectively, the "Shares") has not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority because such transaction is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. K1 Holding understands that each of NETE and TGR is relying upon the truth and accuracy of, and K1 Holding’s compliance with, the representations, warranties, acknowledgments and understandings of K1 Holding set forth in this letter agreement in order to determine the availability of such exemptions and the eligibility of K1 Holding to acquire the Shares.

K1 Holding represents that the Shares are being acquired by K1 Holding for its own account, for investment purposes only and not with a view to or for distribution or resale to others in contravention of the registration requirements of the Securities Act or applicable state securities laws. K1 Holding agrees that it will not sell or otherwise transfer any of the Shares unless such transfer or resale is registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.

K1 Holding has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of K1 Holding’s investment in NETE through K1 Holding’s acquisition of the Shares. K1 Holding is able to bear the economic risk of its investment in NETE through K1 Holding’s acquisition of the Shares for an indefinite period of time. At the present time, K1 Holding can afford a complete loss of such investment and has no need for liquidity in such investment.

K1 Holding recognizes that its acquisition of the Shares involves a high degree of risk in that: (a) an investment in NETE is highly speculative and only K1 Holding who can afford the loss of their entire investment should consider investing in NETE and securities of NETE; (b) transferability of the Shares is limited; (c) NETE has experienced recurring losses and it must raise substantial additional capital in order to continue operating its business; (d) subsequent equity financings will dilute the ownership and voting interests of K1 Holding and equity securities issued by NETE to other persons or entities may have rights, preferences or privileges senior to the rights of K1 Holding; (e) any debt financing that may be obtained by NETE must be repaid regardless of whether NETE generates revenues or cash flows from operations and may be secured by substantially all of NETE’s assets; (f) there is absolutely no assurance that any type of financing on terms acceptable to NETE will be available to NETE or otherwise obtained by NETE; and (g) if NETE is unable to obtain additional financing or is unable to obtain additional financing on terms acceptable to it, then NETE may be unable to implement its business plans or take advantage of business opportunities, which could have a material adverse effect on NETE’s business prospects, financial condition and results of operations and may ultimately require NETE to suspend or cease operations.

K1 Holding acknowledges that he has prior investment experience and that he recognizes and fully understands the highly speculative nature of K1 Holding’s investment in NETE pursuant to its acquisition of the Shares. K1 Holding acknowledges that he, either alone or together with its professional advisors, has the capacity to protect its own interests in connection with this transaction.

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K1 Holding acknowledges that it has carefully reviewed the this letter agreement and NETE’s filings with the United States Securities and Exchange Commission, which are available on the Internet at www.sec.gov, all of which documents and filings K1 Holding acknowledges have been made available to it. K1 Holding has been given the opportunity to ask questions of, and receive answers from, NETE concerning this letter agreement, the issuance to it of the Shares, and NETE’s business, operations, financial condition and prospects, and K1 Holding has been given the opportunity to obtain such additional information, to the extent NETE possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as K1 Holding reasonably desires in order to evaluate its investment in NETE pursuant its acquisition of the Shares. K1 Holding fully understands all of such documents and filings and has had the opportunity to discuss any questions regarding any of such documents or filings with its legal counsel and tax, investment and other advisors. Notwithstanding the foregoing, K1 Holding acknowledges and agrees that the only information upon which it has relied upon in executing this letter agreement is the information set forth in this letter agreement and NETE’s filings with the United States Securities and Exchange Commission. K1 Holding acknowledges that it has received no representations or warranties from NETE, its employees, agents or attorneys in making this investment decision. K1 Holding acknowledges that it does not desire to receive any further information from NETE or any other person or entity in order to make a fully informed decision of whether or not to execute this letter agreement and accept the Shares.

K1 Holding acknowledges that the issuance to it of the Shares may involve tax consequences to K1 Holding. K1 Holding acknowledges and understands that K1 Holding must retain its own professional advisors to evaluate the tax and other consequences of K1 Holding’s receipt of the Shares.

K1 Holding understands and acknowledges that NETE is under no obligation to register the resale of the Shares under the Securities Act or any state securities laws. K1 Holding agrees that NETE may, if it desires, permit the transfer of the Shares out of K1 Holding’s name only when K1 Holding’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to NETE that the proposed transfer satisfies an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

K1 Holding understands that the certificate(s) representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

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The legend set forth above will be removed, and NETE will issue a certificate without such legend to the holder of the Shares upon which it is stamped, only if (a) such Shares are being sold pursuant to an effective registration statement under the Securities Act, (b) such holder delivers to NETE an opinion of counsel, in a reasonably acceptable form to NETE, that the disposition of the Shares is being made pursuant to an exemption from federal and state registration requirements, or (c) such holder provides NETE with reasonable assurance that a disposition of the Shares may be made pursuant to Rule 144 under the Securities Act without any restriction as to the number of shares acquired as of a particular date that can then be immediately sold.

K1 Holding acknowledges that he has a preexisting personal or business relationship with NETE or one or more of its officers, directors or controlling persons.

K1 Holding represents and warrants that he was not induced to invest in NETE (pursuant to the issuance to it of the Shares) by any form of general solicitation or general advertising, including, but not limited to, the following: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including via the Internet) or broadcast over the news or radio; and (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

K1 Holding’s current address is on file with NETE.

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